Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Veri-Tek International, Corp., for the registration of 4,004,000 shares of its common stock and to the incorporation by reference therein of our report dated March 13, 2006, with respect to the consolidated financial statements and schedules of Veri-Tek International, Corp. and subsidiaries for the years ended December 31, 2005 and 2004 included in its annual report on Form 10-K as of and for the year ended December 31, 2005, filed March 31, 2006 with the Securities and Exchange Commission.

/s/ Freedman & Goldberg, CPAs, P.C.

Farmington Hills, MI

February 14, 2007